AllianceBernstein Global Real Estate Investment Fund, Inc.                                                                                                            Exhibit 77C

811-07707

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Global Real Estate Investment Fund, Inc. (the “Fund”) was held on November 5, 2010 and adjourned until December 16, 2010, and January 5, 2011.  At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.  At the January 5, 2011 Meeting, with respect to the fourth item of business, the approval of the amendment and restatement of the Charter, and the fifth item of business, the amendment of the Fund’s fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved.  A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

Proposal 1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

	Voted For	Withheld Authority
John H. Dobkin	5,398,109.787	319,167.015
Michael J. Downey	5,387,522.824	329,753.978
William H. Foulk, Jr.	5,380,983.055	336,293.747
D. James Guzy	5,377,207.903	340,068.899
Nancy P. Jacklin	5,395,674.410	321,602.392
Robert M. Keith	5,390,570.426	326,706.376
Garry L. Moody	5,396,432.717	320,844.085
Marshall C. TurnerMarshall C. Turner, Jr.Marshall C. Turner, Jr.	5,394,897.104	322,379.698
Earl D. Weiner	5,390,505.989	326,770.813

Proposal	Voted For	Voted Against	Abstained	Non-Broker Votes
4. The Amendment to the Articles of Incorporation	4,154,148.812	266,622.549	250,817.578	1,174,270.104
5. The Amendment of certain of the Fund’s fundamental policies regarding commodities	4,122,207.792	241,218.765	308,162.382	1,174,270.104